Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.7

LEASE AGREEMENT

Lessor: Zhou Hui Co., Ltd.	(hereinafter referred to as “Party A”)

Lessee: Prologium Technology Co., Ltd.	(hereinafter referred to as “Party B”)

The Parties hereby agree to enter into this Lease Agreement (the “Agreement” or the “Lease”) under the following terms and conditions:

Article 1 Leased Premises

The leased premises consist of the property owned by Party A and located at No. 6-1, Ziqiang 7th Road, Zhongli District, Taoyuan City, Taiwan, with Land Parcel No. 3765-0005, Neili Section, and Building No. 03513-000. The land area is approximately 944 ping. The building bearing Building No. 03513-000 has a gross floor area of approximately 2,320 ping, and the leased premises further include the accessory buildings and unauthorized extension portions thereof. The leased area is shown as the yellow-highlighted area in Appendix 1. The certificates of ownership for the land and buildings are attached hereto as Appendix 3.

Article 2 Lease Term

1.

The lease term shall be five (5) years, commencing on February 1, 2024, and expiring on January 31, 2029. Upon expiration of the lease term, Party B shall vacate the factory building on the agreed date and return the same to Party A in a clean, orderly, and complete condition. Party B shall not evade such obligation or assert any right in opposition thereto.

2.

Prior to the expiration of this Agreement, the Parties shall handle the lease renewal procedures no later than six (6) months before the expiration date of this Agreement. Party B shall have a right of first refusal to lease the premises; provided, however, that the rental rate and other rental terms shall be separately negotiated.

3.

During the term of this Agreement, neither Party shall terminate or rescind this Agreement prior to its expiration except in the event of a violation of Section 3.4 hereof. If Party B unilaterally terminates or rescinds this Agreement prior to its expiration without authorization, Party A shall have the right to forfeit the security deposit and cash all rental payment checks already received, and no refund thereof shall be made. Party B shall have no objection thereto. If Party A unilaterally terminates this Agreement prior to its expiration without authorization, Party A shall, in addition to refunding to Party B all rent paid but not yet accrued and the security deposit, pay to Party B an additional amount equal thereto as liquidated damages.

Article 3 Rent

1.

From February 1, 2024, through January 31, 2026, the monthly rent shall be NT$[***] (exclusive of tax), or NT$[***] (inclusive of tax). From February 1, 2026, through January 31, 2029, the monthly rent shall be NT$[***] (exclusive of tax), or NT$[***] (inclusive of tax). Party B shall not delay or refuse payment for any reason whatsoever.

2.	Rent Payment Schedule

Date of Receipt by Party A	Rental Period Covered	Check Due Date	Amount per Check	Number of Checks
On the date of execution of this Agreement	Feb. 1, 2024 – Jan. 31, 2025	The 1st day of each month	[***]	12
Nov. 1, 2024	Feb. 1, 2025 – Jan. 31, 2026	The 1st day of each month	[***]	12
Nov. 1, 2025	Feb. 1, 2026 – Jan. 31, 2027	The 1st day of each month	[***]	12
Nov. 1, 2026	Feb. 1, 2027 – Jan. 31, 2028	The 1st day of each month	[***]	12
Nov. 1, 2027	Feb. 1, 2028 – Jan. 31, 2029	The 1st day of each month	[***]	12

3.	Party A shall issue a Uniform Invoice to Party B on the first (1st) day of each month.

4.

If Party B fails to pay rent when due and the unpaid amount equals or exceeds two (2) months’ rent, Party A may terminate this Lease and forfeit the security deposit if Party B fails to make full payment within seven (7) days after receipt of Party A’s demand for payment, unless such non-payment is attributable to causes not attributable to Party B.

5.

The current business tax rate is five percent (5%). If the applicable tax rate is increased, the rent shall be adjusted in accordance with applicable tax laws, and the increased tax amount shall be borne by Party B.

6.

Upon execution of this Lease, Party B shall provide a security deposit in the amount of NT$[***]. The security deposit of NT$[***] provided under the notarized Lease Agreement bearing Notarization No. 101 Taoyuan Court Notary Zi No. 005000511, together with the security deposit of NT$[***] provided under the notarized Lease Agreement bearing Notarization No. 104 Taoyuan Court Notary Zi No. 002000001, shall continue to serve as the security deposit under this Agreement.

7.	Upon expiration of the lease term or termination of this Agreement, Party A shall return the security deposit to Party B without interest, provided that Party B has completed all of the following:

(1)	Vacated and returned the leased premises to Party A;

(2)	Completed an on-site handover of the leased premises, and repaired and restored any damage to the leased premises attributable to Party B;

(3)	Fully performed all obligations under this Agreement and has no outstanding indebtedness or uncured default;

(4)

Completed the change of registered address (relocation) of its profit-seeking enterprise registration and Factory Registration Certificate, and provided Party A with the official government approval documents evidencing such relocation;

(5)

Completed the deregistration or release from regulatory control of any environmental permits or approvals obtained by Party B, including permits relating to waste, wastewater, exhaust emissions, air pollution, toxic substances, or similar matters, and provided Party A with the relevant government approval documents evidencing such deregistration or release from regulatory control;

(6)

Provided a qualified soil testing report. The scope of testing shall include both the leased premises and any open areas used by Party B. The soil testing shall be conducted by Taiwan SGS Inspection Services Co., Ltd. (SGS), as designated by Party A, and all related costs shall be borne by Party B.

8.

If, in connection with the amendment, relocation, or cancellation of the Factory Registration Certificate for the leased premises, the soil testing results fail to meet the applicable standards and soil remediation, improvement, or corrective measures are required, all related costs shall be borne by Party B. In addition, Party B shall continue to pay monthly rent in the amount of NT$1,047,375 in accordance with this Agreement until such soil remediation has been completed and Party B has obtained the official approval document issued by the Environmental Protection Bureau confirming release from regulatory control.

Article 4 Restrictions on the Use of the Leased Premises

1.	Without the prior written consent of Party A, Party B shall not assign, sublease, transfer, license, or otherwise permit any third party to use all or any portion of the leased premises.

2.

During the lease term, excavation of the ground within the factory premises is strictly prohibited. If modifications to facility systems, equipment, or interior partitions are necessary, Party B may install such modifications at its own expense only after obtaining Party A’s prior written consent. Any such work shall not damage the existing structural components of the building. Party A shall provide the following existing facilities and equipment to Party B free of charge for use during the lease term: (i) Water supply and electrical systems; (ii) Fire protection equipment and systems; (iii) Rooftop facilities and equipment; (iv) Other fixtures and installed equipment, including cleanroom facilities; and (v) Other items specified in the handover record. Party B may freely use the foregoing facilities and equipment during the lease term and shall be responsible for their custody, safekeeping, and routine maintenance during such period. Except for routine maintenance items to be borne by Party B, Party A shall be responsible for the repair and maintenance of the existing facilities and equipment provided by Party A, including: high-voltage power distribution and transformer equipment (including internal components); fire protection systems; passenger elevators and freight elevators; and the principal mechanical equipment and machinery, including connection sections of such equipment and the existing major associated piping systems. Upon vacating the leased premises, Party B shall return the cleanroom facilities to Party A in their then-existing condition at the time of return. The location and area of the cleanroom facilities shall not be limited by or subject to the condition existing at the commencement of the lease term or the initial handover record.

3.

The leased premises shall not be used for any illegal purpose or for the storage of hazardous materials unrelated to Party B’s business operations, so as not to endanger public safety. Party B shall ensure the safety of its personnel and shall conduct regular training regarding the operation of fire protection equipment in order to maintain public safety.

4.

Party B shall regularly assign personnel to inspect and clean the rooftop drainage system of the leased premises, maintain unobstructed drainage, and implement appropriate disaster prevention measures in order to prevent accidents and property losses caused by inadequate drainage during typhoon seasons and periods of heavy rainfall. Any accidents, damages, or losses resulting from Party B’s failure to perform the foregoing obligations shall be borne solely by Party B. If the leased premises contain any defect rendering them unsuitable for their intended use, Party A shall promptly undertake the necessary repairs upon notice from Party B. If Party A fails to do so, Party A shall be liable for all resulting damages and losses.

5.

Party B shall exercise the care of a prudent administrator in using the leased premises. Except in cases of force majeure, including natural disasters, war, or other events beyond the reasonable control of the Parties, Party B shall be liable for any damage to the factory building or equipment therein caused by the intentional acts or negligence of Party B or any person using the premises under Party B’s authority, including, without limitation: (i) Fire; and (ii) Excess electricity usage beyond the contracted capacity resulting in power outages or damage to electrical wiring, electrical systems, or electrical equipment. If the building is damaged by a natural disaster and repairs are required, Party A shall be responsible for carrying out such repairs. Any loss of or damage to Party B’s equipment, goods, vehicles, or other property caused by a natural disaster shall be borne solely by Party B.

6.

With respect to Party B’s shipping containers, vehicles, and personnel entering or exiting the factory premises, Party B shall properly manage and supervise the same and shall comply with the rules and instructions issued by Party A’s security personnel.

7.

The installation, operation, and discharge of Party B’s air pollution control equipment and wastewater treatment equipment shall comply with all applicable laws, regulations, and standards so as not to adversely affect the surrounding environment. Party B’s business operations shall strictly comply with all applicable governmental laws and regulations, including, without limitation, environmental protection laws, labor laws, and public safety regulations. Any violation thereof shall be the sole responsibility of Party B.

8.

The existing fire protection equipment within the factory premises shall be provided to Party B free of charge for use during the lease term, and Party B shall be responsible for its maintenance and upkeep. During the lease term, Party B shall comply with all applicable fire safety laws and regulations, including the annual fire safety inspection and reporting requirements, and shall bear all costs associated therewith. Party B shall ensure that all required fire protection equipment, including fire extinguishers and fire hoses, is properly installed and maintained in accordance with applicable laws and regulations to ensure the safety of the factory premises. Within one (1) month after completion of each required fire safety inspection filing, Party B shall provide Party A with a copy of the fire safety inspection report for record-keeping purposes. If Party B fails to comply with the foregoing requirements and is subject to any administrative penalty, fine, sanction, or other adverse action imposed by the competent authority, Party B shall be solely responsible therefor.

9.

Party A leases the premises to Party B in their existing condition. Pursuant to Section 4.2 of this Agreement, Party B may carry out interior fit-out and decoration work, including ceilings, suspended ceiling systems, wall finishes, and similar improvements. In all cases, fire detectors, fire alarm devices, and other fire protection equipment shall remain exposed and accessible outside of such decorations and improvements and shall comply with all applicable fire safety regulations in order to maintain the safety of the factory premises.

10.

The “Building Public Safety Inspection – Inspection of Fire Prevention, Evacuation Facilities and Safety Equipment of Buildings” shall be conducted by Party B, and all costs associated therewith shall be borne by Party B. Party A shall cooperate by providing relevant documents and reasonable assistance as necessary. If Party B fails to conduct such inspection in accordance with applicable requirements, resulting in an accident or causing any administrative penalty, fine, sanction, or other adverse action to be imposed by the competent authority, Party B shall be solely responsible therefor.

11.

Party A shall procure and maintain fire insurance coverage for the factory building comprising the leased premises at its own expense, and Party B shall not obtain separate fire insurance coverage for the factory building. Party B shall, at its own expense, procure and maintain fire insurance coverage for its goods, inventory, business assets, interior improvements, machinery, equipment, and other property and interests located within the leased premises. The Parties further agree that their respective insurers shall waive all rights of subrogation against the other Party. Accordingly, in the event of any insured loss, each Party shall seek recovery solely from its own insurer under its respective insurance policy. Neither Party nor its insurer shall assert any claim against the other Party or the other Party’s insurer arising out of any insured loss. Party B shall provide Party A with evidence of its fire insurance coverage for record-keeping purposes. If Party B fails to procure the insurance required under this Section, Party B shall bear all responsibilities and liabilities relating to insurance coverage and compensation arising from any fire loss. If Party B’s insurer fails to waive its rights of subrogation, then in the event of any insured loss, neither Party B nor Party B’s insurer shall seek reimbursement, recovery, or compensation from Party A for any insurance proceeds paid, including where such loss arises from the negligence of Party A. If Party B’s insurer provides compensation in an amount insufficient to fully indemnify Party B for its losses, Party B agrees that it shall not seek recovery of any uninsured or underinsured portion from Party A.

12.

The leased premises are equipped with one (1) freight elevator with a load capacity of 900 kilograms. The freight elevator shall be used exclusively for transporting goods and shall not be used for carrying passengers. The leased premises are also equipped with one (1) passenger elevator. From the commencement date of the lease term, all maintenance, repair, inspection, and certification costs relating to both elevators shall be borne by Party B, and Party B shall use the elevators properly and in accordance with applicable requirements.

13.

Party A shall provide Party B with electrical power capacity of 500 kW. Party A further acknowledges and agrees that Party B has increased such power capacity to 1,125 kW. For electrical safety purposes, Party B shall not exceed the contracted power capacity. If Party B requires any further increase or decrease in power capacity, Party B shall first obtain Party A’s prior written consent. All costs associated with any increase or decrease in contracted power capacity shall be borne by Party B, and Party A shall provide the relevant documents and reasonable assistance necessary therefor. Party A’s existing electrical facilities and equipment, including the existing emergency fire generator and transformers, shall be provided to Party B free of charge for use during the lease term. Party B shall be responsible for the maintenance and upkeep thereof. In addition, Party B shall pay an amount equal to two and two-tenths percent (2.2%) of the monthly electricity bill as a charge for maintenance, monthly inspections, and annual servicing of such electrical facilities and equipment. The amount payable by Party B pursuant to the preceding paragraph shall not exceed NT$60,000 per month and shall not be less than NT$20,000 per month.

14.

If Party B applies for any environmental permits, licenses, registrations, approvals, or similar authorizations, including those relating to waste disposal, wastewater, exhaust emissions, air pollution control, toxic substances, or similar environmental matters, Party B shall first notify Party A before submitting such application.

Article 5 Default and Penalties

1.

If Party B fails to return the leased premises in accordance with this Agreement upon expiration of the lease term or termination of this Lease, Party B shall, commencing on the day immediately following the expiration of the lease term or termination of this Lease, pay Party A punitive liquidated damages in an amount equal to two (2) times the daily rent for each day until the factory premises are returned to Party A.

2.

Except as otherwise expressly provided in this Agreement, if either Party breaches any provision of this Agreement, the non-breaching Party shall provide written notice to the breaching Party specifying a cure period of not less than thirty (30) days. If the breach is not cured within such period, the Parties shall negotiate a resolution within fifteen (15) days thereafter. Except in the case of a breach of Section 2.3 or Section 3.4 of this Agreement, where the Parties fail to reach a resolution through the foregoing consultation process, Party A may elect to terminate this Agreement. Other than as provided above, Party A shall not arbitrarily terminate this Agreement.

3.

If either Party breaches this Agreement and thereby causes damage to the rights or interests of the other Party, the breaching Party shall be liable for all damages suffered by the non-breaching Party. If Party B is the breaching Party, Party A may deduct the amount of such damages from the security deposit. If either Party becomes involved in litigation arising from the foregoing circumstances, all court costs and reasonable attorneys’ fees incurred by the non-breaching Party shall be borne by the Party determined by the court to be in breach of this Agreement.

4.

If Party B violates Section 4.1 of this Lease Agreement, Party B shall, commencing on the date such violation occurs, pay liquidated damages to Party A in an amount equal to two (2) times the daily rent for each day until the third party vacates the leased premises.

5.

If Party B fails to return the leased premises upon expiration of the lease term, if Party A fails to return the security deposit in accordance with Section 3.7 of this Agreement, or if Party B fails to pay rent or liquidated damages in accordance with this Agreement, the defaulting Party shall be subject to compulsory enforcement by the court.

6.

In the event of any dispute, claim, or litigation arising out of or relating to this Agreement, the Parties agree that the Taiwan Taoyuan District Court shall have jurisdiction as the court of first instance.

Article 6 Miscellaneous Provisions

1.

Party A shall complete and maintain the factory establishment registration for the leased premises and shall ensure that, throughout the lease term, the leased premises are legally available for Party B to establish and maintain its factory registration and company registration and to use the leased premises for factory production and manufacturing operations.

2.

Stamp tax shall be borne separately by each Party in accordance with applicable law. All land value tax, house tax, and other taxes and charges imposed on the land and factory building comprising the leased premises shall be borne by Party A. During the lease term, water charges, electricity charges, and wastewater treatment fees shall be calculated based on Party B’s actual consumption. Maintenance fees charged by the Zhongli Industrial Park Service Center shall be calculated based on Party B’s leased area. Party A shall issue the relevant billing notices and uniform invoices to Party B for tax reporting purposes.

3.

For water charges, electricity charges, wastewater treatment fees, and Industrial Park Service Center maintenance fees incurred in any month, Party A shall provide Party B with the relevant billing notices and uniform invoices no later than the twelfth (12th) day of the following month. Party B shall remit payment of such amounts by wire transfer to the bank account designated by Party A (as set forth in Appendix 2) no later than the twentieth (20th) day of such month. In the event of late payment, a late payment surcharge shall be imposed by reference to the surcharge standards adopted by the Taiwan Water Corporation, Taiwan Power Company, and the Zhongli Industrial Park Service Center.

4.

Security guard expenses shall be allocated among the tenants based on the respective leased areas occupied by each tenant. Party B’s current monthly allocated share of the security guard expenses is NT$[***] (exclusive of tax). If the overall security and guard service fees are adjusted, the allocated share payable by each tenant shall be adjusted proportionately on an actual-cost basis. Party A shall provide Party B with a uniform invoice no later than the twelfth (12th) day of each month, and Party B shall remit payment of the applicable security guard expenses by wire transfer to the bank account designated by Party A (as set forth in Appendix 2) no later than the twentieth (20th) day of the same month.

5.

Upon expiration of the lease term, or upon termination of this Lease by Party A due to Party B’s breach of this Agreement, if Party B fails to vacate and return the leased premises in accordance with this Agreement, Party A shall have the right to treat all property, equipment, materials, and other items left by Party B within the leased premises as abandoned waste and dispose of them accordingly. Party B shall raise no objection thereto. All costs and expenses incurred in connection with the removal, disposal, transportation, storage, or cleanup of such property shall be borne by Party B. Party B agrees that Party A may deduct such costs and expenses directly from the security deposit.

6.

Party B shall properly care for and protect the trees, flower beds, lawns, and other landscaped areas located in the vicinity of the leased premises and shall not damage or destroy them without authorization, so as to preserve the public landscape and appearance of the property.

7.

No goods, materials, equipment, tools, or other items shall be placed or stored in stairwells or fire lanes. Such areas shall be kept clear and unobstructed at all times to ensure safety. If Party A notifies Party B to remove any such items and Party B fails to do so, Party A shall have the right to remove and dispose of such items at its discretion, and Party B shall raise no objection thereto. Any costs incurred in connection with such removal and disposal shall be borne by Party B. If the placement of goods, materials, equipment, or other items in stairwells or fire lanes, or the blockage of passageways, obstructs evacuation or emergency escape routes and results in personal injury, death, or property damage, Party B shall bear full responsibility therefor.

8.

The open land areas shall be jointly shared and used by all tenants in a peaceful manner. All tenants shall comply with the rules and instructions of the security and guard personnel in connection with the use of such areas.

9.

Party A shall provide Party B with ten (10) automobile parking spaces and twenty (20) motorcycle parking spaces (as shown in the green-marked area of Appendix 1). Party B’s personnel shall park vehicles and motorcycles neatly and properly within the designated parking areas. The parking area is provided solely for parking purposes. Party A shall not assume any duty of custody or safekeeping with respect to vehicles or property located therein. In the event of any damage to vehicles or loss of property contained therein, Party B shall be solely responsible and shall have no claim against Party A for compensation or damages.

10.

Party B shall not damage, dismantle, remove, relocate, dispose of, or sell any electrical systems, water supply systems, fire protection systems, elevator equipment, air-conditioning systems, air pollution control equipment, wastewater treatment equipment, fixtures, or other installed equipment located within the leased premises. If modifications to the electrical systems, water supply systems, or fire protection systems are necessary, Party B may carry out such modifications at its own expense; provided, however, that such modifications shall not damage the existing structural components of the building. If any of the foregoing facilities or equipment are damaged by Party B, or if any third party asserts rights or claims against any such facilities or equipment as a result of Party B’s acts or omissions, Party B shall indemnify Party A for all resulting losses and damages.

11.

Party A shall provide the basic facilities necessary for protection of the leased premises against natural disasters, including, without limitation, entrance gates, drainage facilities, flood prevention facilities, and facilities capable of accommodating the installation of fire protection equipment. Following handover of the leased premises, Party B shall be responsible for the maintenance and upkeep of such facilities.

12.

Party A shall provide the leased premises with water supply, electrical power, and air-conditioning facilities suitable for factory operations and capable of supporting the installation of Party B’s equipment.

13.

Party B shall be solely responsible for arranging and engaging qualified contractors for the collection, removal, transportation, and disposal of its garbage and waste materials, and all such activities shall comply with applicable environmental protection laws and regulations.

14.

Party B shall be responsible for applying for and obtaining access to, connection with, and use of the wastewater collection and sewerage system for its industrial wastewater and domestic wastewater. All costs and expenses relating to the wastewater collection, connection, and piping works shall be borne by Party B. Party A shall provide the relevant documents and necessary assistance required for such application and connection procedures.

15.

The leased premises shall comply with all applicable safety laws and regulations. Necessary inspections, maintenance, and safety measures shall be conducted and implemented on a regular basis. Where required, Party B shall cooperate with inspections, audits, or site visits conducted by the competent authorities or relevant organizations, including, without limitation, the Ministry of Labor, Fire Department (or Fire Bureau), and the Industrial Park Service Center. In accordance with the principle of good faith, Party B shall not unreasonably refuse such inspections or visits. If any competent authority or relevant organization requires any equipment or facilities of Party B to be improved, relocated, modified, or removed, Party B shall fully cooperate and comply with such requirements. Failure by Party B to comply with the foregoing requirements shall constitute a breach of this Agreement by Party B.

16.

If any governmental authority, including a county or city government, tax authority, or any insurer or bank cooperating with Party A, requires access to inspect all or any portion of the leased premises, and Party A has provided prior notice thereof to Party B, Party B agrees to cooperate with such inspection. Notwithstanding the foregoing, the scope of access and inspection actually permitted within the leased premises shall be determined solely by Party B. Party A, the foregoing governmental authorities, and the personnel of Party A’s cooperating insurers and banks shall comply with Party B’s visitor access and inspection policies applicable to the factory premises, including, without limitation: no mobile phones or any devices with communication, photography, recording, or image-capturing capabilities may be brought into the factory premises; all personnel entering or leaving the factory premises shall be subject to security screening and inspection procedures; and prior to entering the factory premises, all visitors shall execute the confidentiality undertaking, non-disclosure statement, or other related documents required by Party B.

17.	Non-Disturbance of Lease upon Transfer of Ownership

Party A warrants that during the lease term of this Agreement, if Party A or the owner of the leased premises (including the building and the land) transfers, assigns, conveys, or otherwise disposes of all or any portion of the ownership of the building or land comprising the leased premises to any third party, or abandons all or any portion of such ownership, this Agreement shall remain valid and binding upon such third party. The foregoing shall also apply where ownership of all or any portion of the building or land comprising the leased premises is transferred as a result of compulsory execution or other enforcement proceedings initiated by a third party. Party A further guarantees that any dispute relating to the payment or entitlement to rent arising between Party A and any such third party shall be resolved solely between Party A and such third party. If, as a result of any of the foregoing circumstances, Party B is unable to exercise its rights under this Agreement, the matter shall be handled in accordance with the latter part of Section 2.3 of this Agreement. In such event, Party A shall refund to Party B all prepaid rent attributable to periods after the termination date and the security deposit and shall further pay Party B an additional amount equal thereto as punitive liquidated damages.

18.

This Lease Agreement shall be notarized jointly by Party A and Party B before the Taiwan Taoyuan District Court for the protection of the rights and interests of both Parties. The notarization fees shall be borne equally by Party A and Party B.

The Parties hereby agree to faithfully observe and perform all of the foregoing terms and conditions. To evidence their agreement, this Lease Agreement is executed in triplicate, with one original retained by Party A, one original retained by Party B, and one original retained by the Taiwan Taoyuan District Court.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARTIES:

Party A: Zhou Hui Co., Ltd.

Representative: Chou Chih-Hui

Address: No. 2, Ziqiang 3rd Road, Zhongyi Village, Zhongli District, Taoyuan City, Taiwan

Uniform Business Number (UBN): 53170469

Telephone: 03-461-3576

/s/ Chou Chih-Hui

PARTY B: Prologium Technology Co., Ltd.

Representative: Yang Szu-Nan

Address: No. 6-1, Ziqiang 7th Road, Zhongli District, Taoyuan City 320, Taiwan

Uniform Business Number (UBN): 28224797

Tel: 03-452-1991

/s/ Yang Szu-Nan

Date: December 21, 2023